Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252 (mobile)

altermanlo@corp.earthlink.com

Media

Michele Sadwick

404-748-7255

404-769-8421 (mobile)

sadwick@corp.earthlink.com

EarthLink Announces Addition to Board of Directors; Declares Quarterly Dividend of $0.05 per Share

ATLANTA, GA — October 23, 2013 - EarthLink, Inc. (NASDAQ: ELNK) today announced the appointment R. Gerard Salemme to EarthLink’s Board of Directors. Additionally, the Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.05 per share to be paid on December 20, 2013 to shareholders of record on December 6, 2013.

“We are pleased to welcome Gerry to our board,” commented Rolla P. Huff, Chief Executive Officer and Chairman of EarthLink’s Board of Directors. “Gerry has significant industry experience in strategic planning and investments, as well as in regulatory policy.  His skill set will be invaluable to EarthLink’s growth as a nationwide IT services and communications provider.”

Mr. Salemme has nearly 30 years of telecommunications experience in both the private and public sectors, having served in leadership positions for strategy and business development for public corporations and private investment firms and in senior federal legislative positions. Since March 2011, he has served as Chief Strategy Officer and Executive Vice President at Pendrell Corporation, an intellectual property investment, advisory services and asset management firm.  Mr. Salemme also is a member of the Board of Directors of Pendrell Corporation.  He also serves as Chairman of the Board of Directors for RECON Dynamics, LLC, a privately held company offering wireless asset management solutions. Since 1997, he has been a partner in Eagle River Holdings, Inc., a private investment firm formed by Craig McCaw. Mr. Salemme has been involved in telecommunications investment and strategy for McCaw Cellular and for Eagle River portfolio companies, including, XO Communications, Clearwire and Pendrell.  In the public sector, Mr. Salemme served as Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance, and as Chief of Staff to Congressman Ed Markey of Massachusetts.

About EarthLink

EarthLink, Inc. (NASDAQ: ELNK) is a leading IT services and communications provider to more than 150,000 businesses and one million consumers nationwide. EarthLink empowers customers with managed services including cloud computing, managed and private cloud, and virtualization services such as managed hosting and cloud workspace. EarthLink also offers a robust portfolio of IT security, application hosting, colocation and IT support services. The company operates an extensive network spanning 29,421 route fiber miles with 90 metro fiber rings and 8 secure data centers providing ubiquitous nationwide data and voice IP service coverage across more than 90 percent of the country. Founded in 1994, EarthLink’s award-winning reputation for outstanding service and product innovation is supported by an experienced team of professionals focused on best-in-class customer care.  For more information, visit EarthLink’s website at www.earthlink.com.

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